UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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CERIDIAN CORPORATION
(Name of Registrant as Specified In Its Charter)

CERIDIAN CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 24, 2006

Dear Stockholder:

On behalf of Ceridian’s Board of Directors, I am pleased to invite you to attend Ceridian Corporation’s 2006 Annual Meeting of Stockholders. The meeting will be held at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, on Thursday, May 11, 2006 at 8:30 a.m., local time.

The Notice of Annual Meeting of Stockholders and the Proxy Statement that follow include information about the proposal recommended by Ceridian’s Board of Directors to elect six individuals to serve as directors of Ceridian. Our Board of Directors believes that a favorable vote for each nominated director is in the best interests of Ceridian and its stockholders, and unanimously recommends a vote FOR the election of each nominated director. Accordingly, we urge you to review the accompanying materials carefully and to promptly vote your shares.

Your vote is important. Whether you own a few or many shares of stock, it is important that your shares be voted at the Annual Meeting. We hope that you will be able to attend the meeting. Whether or not you can be present at the meeting in person, please promptly vote your shares by following the instructions on the enclosed proxy card to ensure that your vote is counted at the meeting. If you do attend, your proxy can be revoked at your request in the event you wish to vote in person.

We look forward to seeing you at the meeting.

Sincerely,

Ronald L. Turner
Chairman, President and Chief Executive Officer

Ceridian Corporation
3311 East Old Shakopee Road
Minneapolis, Minnesota  55425

Notice of 2006 Annual Meeting of Stockholders
to be Held on Thursday, May 11, 2006

The 2006 Annual Meeting of Stockholders of Ceridian Corporation will be held on Thursday, May 11, 2006 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. The purpose of the meeting is to elect six directors and to transact any other business properly coming before the meeting.

The Board of Directors has fixed the close of business on March 14, 2006 as the record date for the purpose of determining stockholders who are entitled to notice and vote at the Annual Meeting and any adjournments. Stockholders are entitled to one vote for each share held of record as of the record date. No admission ticket will be necessary.

March 24, 2006

BY ORDER OF THE BOARD OF DIRECTORS

Gary M. Nelson
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

CERIDIAN CORPORATION

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
THURSDAY, MAY 11, 2006

GENERAL INFORMATION

Date, Time, Place and Purposes

The Annual Meeting will be held on Thursday, May 11, 2006 at 8:30 a.m., local time, at our corporate headquarters located at 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425, for the purposes set forth in the Notice of Meeting.

Proxies

This proxy statement is being mailed to our stockholders beginning on or about March 24, 2006 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders.

YOUR VOTE IS VERY IMPORTANT!

•       Voting by Mail.   A proxy card is enclosed for your use. Whether or not you expect to attend the Annual Meeting, please sign, date and mail your proxy card promptly in the enclosed postage paid envelope.

•       Voting by Telephone and the Internet.   If you wish to vote by telephone or by the Internet, please follow the instructions on the enclosed proxy card. If you vote by telephone or the Internet, please do not return your proxy by mail.

The Board recommends you vote FOR all of the nominees for director listed in this proxy statement.

Number of Shares Outstanding

Holders of record of Ceridian common stock are entitled to one vote for each share held. As of March 14, 2006, the record date, there were 146,548,480 shares of our common stock outstanding and eligible to vote at the Annual Meeting.

Quorum Requirement

The presence at the meeting, in person or by proxy, of a majority of shares of our common stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, the presence of holders of common stock representing at least 73,274,241 votes will be required to establish a quorum. In general, shares of common stock either represented by a properly signed and returned proxy card or properly voted by telephone or the Internet will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or withhold authority with respect to one or more directors) and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of determining a quorum.

Vote Required

Proxies will be voted as specified by you. Signed proxies that lack any specification will be voted in favor of the election of all nominees for directors listed in this proxy statement.

The six director nominees receiving the highest number of votes will be elected. Stockholders who do not wish their shares to be voted for a particular nominee may withhold their vote on the proxy card or by following the telephone and Internet instructions. Shares represented by a properly executed proxy marked

“withhold authority” with respect to one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining a quorum.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by sending a written statement to the Corporate Secretary at our corporate headquarters, by submitting another proxy with a later date, or by voting again by telephone or the Internet prior to the Annual Meeting. The written statement or proxy with a later date must be received by the Corporate Secretary prior to the Annual Meeting. You may also revoke your proxy by appearing and voting at the Annual Meeting.

Voting by Participants in Our Benefit Plans

If you own shares of our common stock as a participant in one or more of our employee benefit plans, you will receive a single proxy card that covers both the shares credited to your name in your plan account(s) and any shares you own registered in your name. If any of your plan accounts are not in the same name as your registered shares, you will receive separate proxy cards for your registered and plan holdings. Proxies submitted by participants in our 401(k) plans will serve as voting instructions to the trustees for the plans whether provided by mail, telephone or the Internet. In the absence of voting instructions for participants in the 401(k) plans, the trustees of the plans will vote the undirected shares in the same proportion as the directed shares.

Confidential Voting

We have a policy that if a stockholder requests, the stockholder’s vote will be kept confidential prior to the final tabulation of the vote at the meeting. The only exceptions to this policy involve applicable legal requirements and proxy solicitations in opposition to the Board. Access to proxies and individual stockholder voting records is limited to our independent election inspector (The Bank of New York), who may inform us at any time whether or not a particular stockholder has voted unless the stockholder has requested that their vote be kept confidential.

Householding of Annual Meeting Materials

Companies are permitted to send a single set of annual reports and proxy statements to any household at which two or more stockholders reside if they believe the stockholders are members of the same family and they have consented. Each stockholder continues to receive a separate proxy card in the mailing. This procedure, referred to as “householding,” may reduce the volume of duplicate information stockholders receive and reduce a company’s expenses.

Each year we discuss the householding of all of our relevant record holder accounts with our transfer agent, The Bank of New York. Based upon our most recent review of the costs and benefits of this process with our transfer agent, we have decided that it would not be cost effective to implement householding for our record holders at this time. However, a number of brokerage firms have instituted householding. If your family has multiple Ceridian accounts, you may have received householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of the proxy statement or annual report, or wish to revoke your decision to household, and thereby receive multiple reports. These options are available to you at any time.

Other Business

The Board knows of no other matters to be presented for stockholder action at the meeting. If other matters are properly brought before the Annual Meeting, the authorized persons named in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CORPORATE GOVERNANCE

Our Board and management have sought to foster an approach toward corporate governance that will ensure an independent, informed and effective Board, responsible and accountable for acting in the best interests of our stockholders. As such, all directors stand for election by our stockholders every year, and all holders of our common stock have equal voting rights.

The Board maintains a formal statement of Corporate Governance Policies and Guidelines that expresses in a consolidated fashion the corporate governance practices of Ceridian. These Corporate Governance Policies and Guidelines have evolved over many years and are reviewed periodically by the Nominating and Corporate Governance Committee of the Board, with any revisions being subject to approval by the full Board. Our current Corporate Governance Policies and Guidelines include the following:

Board Independence and Composition

•       A majority of the directors should be independent, non-employee directors. The Board has adopted the criteria for independence established by the New York Stock Exchange listing standards. On that basis, the Board has affirmatively determined that all of the non-employee directors are independent.

•       The Board reviews all direct and indirect relationships of each director with Ceridian. No director qualifies as an independent director unless the Board affirmatively determines that the director satisfies the independence criteria set forth in the New York Stock Exchange listing standards.

•       The Nominating and Corporate Governance Committee reviews at least annually the size and composition of the Board to assess whether the personal experience and expertise of the individual directors, and the overall mix of experience, expertise, independence and diversity of backgrounds among all the directors, will enable the Board to effectively monitor our performance and actively participate in developing long-term strategy and financial goals. This review includes director succession planning, in light of expected future needs of the Board and Ceridian, and application of policies pertaining to tenure on the Board.

•       The Board has delegated to the Nominating and Corporate Governance Committee the responsibility to identify potential director candidates, to screen such candidates and to recommend candidates to the full Board. The Nominating and Corporate Governance Committee will consider suggestions from many sources, including stockholders, regarding possible director candidates.

•       Upon a change in the employment status of any non-employee director, that director will submit a letter to the Nominating and Corporate Governance Committee offering not to stand for re-election to the Board at the next annual meeting of our stockholders. The Nominating and Corporate Governance Committee has complete discretion as to whether and when the offer will be accepted.

•       Unless waived by the Board, any non-employee director must retire from the Board no later than the next annual meeting of our stockholders occurring after his or her 70th birthday.

•       Any director who is also an officer of Ceridian will retire from the Board immediately upon retirement or termination as an officer and employee of the company.

•       Any nominee for director in an uncontested election (i.e., an election where the only nominees are those recommended by the Board) who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) will promptly tender his or her resignation for consideration to a special committee to be formed and comprised of all of the independent directors on the Board other than those directors who received a Majority Withheld Vote. If all independent directors received a Majority Withheld Vote, then all the independent directors shall be members of this special committee. The special committee is expressly authorized on behalf of the Board to consider the best interests of Ceridian and its stockholders and to determine whether to accept the tendered resignation or to take some other action with respect to such director. This special committee will take action within 90 days following the uncontested election. Thereafter, the special committee will promptly disclose their decision and an explanation of how the decision was reached to the impacted director and to the public in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who receives a Majority Withheld Vote shall remain active and engaged in Board activities during this process and, except in the event that such director is an independent director and all independent directors receive a Majority Withheld Vote, shall not participate in the special committee action regarding whether to accept the tendered resignation offer or to take some other action.

Board and Committee Operation and Performance

•       The Board is elected by the stockholders each year to oversee management and to assure that long-term interests of the stockholders are being served. Board members are expected to devote sufficient time and attention to carry out their director duties and responsibilities to Ceridian and ensure that their other responsibilities do not materially interfere with their responsibilities as directors of Ceridian.

•       The Board meets at regularly scheduled meetings and special meetings during the year at which it reviews and discusses reports by management on Ceridian’s performance, plans and prospects. Directors are expected to attend Board and committee meetings having reviewed any materials provided to them in advance of the meeting.

•       The chair of the Nominating and Corporate Governance Committee serves as the Lead Director with the following responsibilities:  (1) organize and preside over executive sessions of the Board, other than the portions of such sessions that are led by the chairs of the Audit Committee or Compensation and Human Resources Committee; (2) coordinate the activities of the independent directors; (3) make recommendations to the Board regarding the structure and timing of Board meetings; (4) suggest and recommend to the chairman of the Board matters that should be considered by the Board; (5) assist the chairman in setting Board meeting agendas; (6) counsel the chairman of the Board as to appropriate materials to be provided to the Board; and (7) serve as a member of the Executive Committee. The current chair of the Nominating and Corporate Governance Committee and our Lead Director is Ronald T. LeMay.

•       The independent non-management directors meet in executive session at each regularly scheduled Board meeting. The chairs of the respective Board committees assume leadership roles within the Board and during Board meetings or executive sessions pertaining to issues within the purview of the respective committee that they chair. The Board believes that by taking this approach, its decision making process will be enhanced.

•       The Board and its committees each have the right at any time to retain independent outside financial, legal or other advisors. The Board and its committees also have access to any officer, manager or employee within Ceridian at any time while conducting its business.

•       The Board expects its directors, as well as officers and employees of Ceridian, to act ethically at all times and to adhere to the policies comprising Ceridian’s Code of Conduct found on Ceridian’s website. If an actual or potential conflict of interest arises for a director, the director shall promptly inform the Chief Executive Officer and the chair of the Nominating and Corporate Governance Committee. The Board will evaluate the conflict of interest and determine whether a conflict can be resolved or waived. If the conflict cannot be resolved or waived, the director will be asked to resign. All directors will recuse themselves from any discussion or decision affecting their personal, business or professional interests. The Board shall resolve any conflict of interest question involving the Chief Executive Officer or other senior executive officer. If a conflict is waived for a member of the Board, the Chief Executive Officer, the principal financial officer, principal accounting officer, controller or other executive officer of Ceridian, the waiver will promptly be disclosed on Ceridian’s website.

•       The committees of the Board are established based on Securities and Exchange Commission and New York Stock Exchange requirements and the Board’s assessment of what is necessary and desirable in light of Ceridian’s circumstances at any particular time and the Board’s desire to most effectively utilize directors’ time, experience and expertise. The Nominating and Corporate Governance Committee reviews Board committee structure and assignments at least annually and recommends any changes to the Board.

•       All members of the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee are required to be independent non-employee directors, and a majority of the members of the Executive Committee are required to be independent non-employee directors.

•       The full Board and all of the Board committees except for the Executive Committee conduct annual self-assessments. The results of the Board and committee self-assessments and any recommendations for changes are presented to the Board.

•       The Chief Financial Officer and Chief Administrative Officer are responsible for providing an orientation for new directors, and for periodically providing materials or briefing sessions for all directors on subjects that would assist them in discharging their duties. Each new director meets at Ceridian’s corporate headquarters for personal briefing by senior management on Ceridian’s strategic plans, its financial statements and its key policies and practices. Board members may also attend, at Ceridian’s expense, seminars, conferences and other continuing education programs designed for directors of public companies.

•       Under Ceridian’s Stock Ownership Guidelines, each non-employee director will own shares of Ceridian common stock, including restricted shares, equal to at least four times the annual Board retainer within five years of joining the Board.

Our Corporate Governance Policies and Guidelines and other information relating to our corporate governance, including our Code of Conduct, are located in the “Corporate Governance” section of our website at www.ceridian.com. We encourage our stockholders to visit our website to learn more about our corporate governance practices. Copies of our Corporate Governance Policies and Guidelines and our Code of Conduct are also available in print to any stockholder who submits a request to Ceridian Corporation, Attention:  Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota  55425.

ELECTION OF DIRECTORS (ITEM 1)

Our business is managed under the direction of our Board of Directors. Our Bylaws provide that the Board determines the number of directors, which is currently set at six. The Board has designated as nominees for director the six directors presently serving on the Board.

The Board recommends a vote FOR and solicits proxies in favor of each of the nominees named below. Proxies cannot be voted for more than six people. The Board has no reason to believe any of the nominees for director will be unable or unavailable to serve.

However, if any nominee should for any reason become unable or unavailable to serve, proxies will be voted for another nominee selected by the Board. Alternatively, the Board may reduce the number of directors, and proxies, at the Board’s discretion, may be voted for a fewer number of nominees as results from a director’s inability or unavailability to serve. Each person elected will hold office until the 2007 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until his or her earlier resignation or removal.

Nominees for Election of Directors

The following is biographical information, as of March 1, 2006, concerning the six nominees for election as directors of Ceridian:

NICHOLAS D. CHABRAJA, age 63

•       Chairman and Chief Executive Officer of General Dynamics Corporation, a defense and advanced technology company, since June 1997

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from July 1998 to March 2001

•       Also a director of General Dynamics

RONALD T. LEMAY, age 60

•       Chairman of October Capital, LLC, a private investment firm, since February 2001

•       Industrial Partner of Ripplewood Holdings, LLC, a private equity fund, since October 2003

•       Executive Chairman of Last Mile Connections, Inc., a network bandwidth exchange and solutions provider, since September 2005

•       Representative Executive Officer of JAPAN TELECOM Co., Ltd., a telecommunications company, from November 2003 to July 2004; and Interim President of JAPAN TELECOM Co., Ltd. from November 2003 to January 2004

•       President and Chief Operating Officer of Sprint Corporation, a global communications company, from October 1997 to April 2003

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from January 1997 to March 2001

•       Also a director of Imation Corp. and The Allstate Corporation

GEORGE R. LEWIS, age 64

•       Retired President and Chief Executive Officer of Philip Morris Capital Corporation, a subsidiary of Altria Group, Inc. (formerly Philip Morris Companies Inc.), a consumer packaged goods company. Served in such positions from May 1997 through March 2001

•       Served as a director of Ceridian since March 2001 and Ceridian’s predecessor from November 1994 to March 2001

L. WHITE MATTHEWS, III, age 60

•       Former Executive Vice President and Chief Financial Officer of Ecolab, Inc., a developer and marketer of cleaning and sanitizing products and services, and a member of its Board of Directors from July 1999 until September 2001

•       Executive Vice President and Chief Financial Officer of Union Pacific Corporation, a transportation and natural resources company, from November 1989 to May 1998 and a member of its Board of Directors from 1994 to 1998

•       Served as a director of Ceridian since July 2005

•       Also a director of Imation Corp. and Matrixx Initiatives, Inc.

RONALD L. TURNER, age 59

•       Chairman, President and Chief Executive Officer of Ceridian since August 2000

•       Chairman and Chief Executive Officer of Ceridian’s predecessor from January 2000 to March 2001 and President from April 1998 to March 2001

•       Served as a director of Ceridian since August 2000 and Ceridian’s predecessor from July 1998 to March 2001

•       Also a director of The Brink’s Company

ALAN F. WHITE, age 68

•       Senior Associate Dean, Massachusetts Institute of Technology, Alfred P. Sloan School of Management since 1994

•       Member of the MIT faculty, ex officio

•       Consultant in the area of management development and business development

•       Served as a director of Ceridian since May 2003

•       Also a director of SBS Technologies, Inc.

Director Independence

The Board has adopted the criteria set forth in the New York Stock Exchange listing standard for determining whether a director is independent. The Board believes that a substantial majority of the directors must be independent. The Board annually reviews all direct and indirect commercial and charitable relationships that directors may have with Ceridian to determine whether the directors are independent. No director qualifies as an independent director unless the Board affirmatively determines that the director is independent.

In January 2006, the Board reviewed all transactions or relationships between each director, or any member of his or her immediate family, and Ceridian, our executive officers and our independent registered public accounting firm. Based on this review, the Board affirmatively determined that Nicholas D. Chabraja, Ronald T. LeMay, George R. Lewis, L. White Matthews, III, and Alan F. White are each independent under the New York Stock Exchange listing standards. The Board also determined that all Board committees, except the Executive Committee, are composed of independent directors in accordance with the New York Stock Exchange listing standards. The Executive Committee is comprised of two independent directors and Mr. Turner.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The Board of Directors held nine meetings in 2005 and took action three times by written consent. Each current director of Ceridian attended at least 75 percent of the meetings of the Board and its committees on which the director served.

It is the Board of Directors’ policy to hold a Board meeting on the date and at the location of the Annual Stockholders Meeting, and Board members are requested to be in attendance at both the Annual Stockholders Meeting and Board meeting. Messrs. LeMay, Lewis, Turner and White attended our 2005 Annual Stockholders Meeting.

The Board currently maintains four committees that took action in 2005 as follows:

Committee	Meetings	Written Actions
Executive	0	1
Audit	16	0
Compensation and Human Resources	5	1
Nominating and Corporate Governance	3	0

The following directors currently serve on committees of the Board:

Director	Executive	Audit	Compensation and Human Resources	Nominating and Corporate Governance
Nicholas D. Chabraja	X		Chair	X
Ronald T. LeMay	X		X	Chair
George R. Lewis		Chair
L. White Matthews, III		X
Ronald L. Turner	Chair
Alan F. White		X

Following the 2006 Annual Stockholders Meeting, membership of the committees will be determined.

Membership on the Audit Committee, Compensation and Human Resources Committee and Nominating and Corporate Governance Committee is limited to directors who are independent. The Board of Directors has determined that each of the current members of such committees is independent in accordance with the New York Stock Exchange listing standards. The Board has also determined that all current Audit Committee members are financially literate under New York Stock Exchange listing standards and that Messrs. Lewis and Matthews each qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations.

Each committee has a separate written charter and all committee charters are located in the “Corporate Governance” section of our website at www.ceridian.com. Copies of the committee charters are also available in print to any stockholder who submits a request to Ceridian Corporation, Attention:  Corporate Secretary, 3311 East Old Shakopee Road, Minneapolis, Minnesota  55425.

Executive Committee

This committee acts on matters that arise between Board meetings and require immediate action. All actions taken by this committee are reported to the Board and are subject to revisions and alterations by the Board.

Audit Committee

This committee:

•       monitors the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, tax and legal compliance;

•       monitors the independence and performance of our independent registered public accounting firm and internal auditing department; and

•       provides an avenue of communication among the independent registered public accounting firm, management, the internal auditing department and the Board.

This committee also has the sole authority to:

•       engage and terminate our independent registered public accounting firm;

•       determine and pre-approve the type and scope of all audit and non-audit services provided by our independent registered public accounting firm; and

•       approve the compensation of the independent registered public accounting firm.

KPMG LLP, our independent registered public accounting firm, reports directly to the Audit Committee, and the Audit Committee has full oversight over all services performed by KPMG LLP. This committee periodically meets in separate executive sessions with KPMG LLP, our General Counsel and senior executives within our internal audit department. For additional information about this committee, we refer you to the “Report of Audit Committee” contained in this proxy statement.

Compensation and Human Resources Committee

This committee:

•       approves the compensation and benefits of our executive officers, including the chief executive officer;

•       reviews the process of managing executive succession, diversity and development;

•       assesses the adequacy of our human resource policies and principles; and

•       determines compensation policies, practices and structures to attract and retain our key executives.

Nominating and Corporate Governance Committee

This committee:

•       reviews the composition and organization of the Board and its committees and recommends to the Board the adoption of relevant corporate governance policies;

•       recommends to the Board compensation for non-employee directors and considers all nominees for Board membership; and

•       conducts periodic evaluations of the performance of the Board.

This committee will consider director candidates proposed by stockholders. For additional information regarding the director nomination process, we refer you to “Other Matters—Director Nominations” contained in this proxy statement.

SHARE OWNERSHIP INFORMATION

Share Ownership of Directors and Management

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock as of March 1, 2006 by each director, by each of the named executive officers listed in the Summary Compensation Table contained in this proxy statement, and by all directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 1, 2006.

	Amount and Nature of Beneficial Ownership
Name of Individual or Identity of Group	Shares of Common Stock(1)	Options Exercisable Within 60 Days of 3/1/06__	Total(2)(3)_	Percent of Class
Directors:
Nicholas D. Chabraja	23,426	30,774	54,200	*
Ronald T. LeMay	18,614	40,201	58,815	*
George R. Lewis	19,047	44,241	63,288	*
L. White Matthews, III	6,800	0	6,800	*
Ronald L. Turner	324,260	1,972,415	2,296,675	1.55%
Alan F. White	10,785	12,000	22,785	*
Other Named Executives:
Gary A. Krow	90,072	498,759	588,831	*
Gary M. Nelson	32,574	409,716	442,290	*
Douglas C. Neve	27,555	55,105	82,660	*
Robert J. Severson	10,224	185,095	195,319	*
All Directors and Executive Officers as a Group (11 persons)	565,022	3,248,306	3,813,328	2.56%

*                    Represents less than one percent.

(1)          Includes shares of restricted stock held by directors and executive officers as follows:  Mr. Chabraja, 17,426 shares; Mr. LeMay, 11,808 shares; Mr. Lewis, 11,375 shares; Mr. Matthews, 6,800 shares; Mr. Turner, 46,624 shares; Mr. White, 7,545 shares; Mr. Krow, 13,818 shares; Mr. Nelson, 8,593 shares; Mr. Neve, 18,370 shares; Mr. Severson, 4,074 shares; and All Directors and Executive Officers as a Group, 148,098 shares. Includes shares of common stock allocated to the individual accounts of certain executive officers under Ceridian’s 401(k) plans as follows:  Mr. Krow, 11,125 shares; Mr. Nelson, 5,001 shares; Mr. Severson, 151 shares; and All Directors and Executive Officers as a Group, 16,277 shares.

(2)          Does not include deferred restricted stock units held by Messrs. Lewis, Matthews and White in the amount of 3,171 units for Mr. Lewis, 1,312 units for Mr. Matthews and 1, 312 units for Mr. White. Messrs. Lewis, Matthews and White elected to receive such deferred restricted stock units in lieu of all or a portion of their annual Board retainer. All payments from an individual director’s deferred restricted stock unit account will be made in Ceridian common stock based upon the director’s prior election to receive shares of Ceridian common stock in a lump sum on January 10 of the year after the director leaves the Board of Directors or in five, 10 or 15 year annual installments. The deferred restricted stock units do not have voting rights.

(3)          Does not include deferrals made by Messrs. Turner, Krow and Nelson into an investment fund that mirrors Ceridian common stock under the Ceridian Corporation Deferred Compensation Plan (such investments are referred to as “phantom shares”). The number of phantom shares held by Messrs. Turner, Krow and Nelson are:  6,602 for Mr. Turner, 18,769 for Mr. Krow and 16,269 for Mr. Nelson. All payments from an individual’s phantom share account will be made in Ceridian common stock (fractional shares paid in cash). Phantom shares may not be transferred out of an individual’s phantom share account until retirement or termination. For each contribution made by an individual to his or her phantom share account, Ceridian credits the individual’s phantom share account with an additional 15 percent premium on the amount contributed by the individual. This additional credit vests on the last day of the second year that begins after the date that the contribution is made into the individual’s phantom share account. Phantom shares do not have voting rights.

The non-employee directors and named executive officers of Ceridian are subject to Stock Ownership Guidelines. For a discussion of the Stock Ownership Guidelines for the named executive officers, we refer you to the “Report of Compensation and Human Resources Committee-Stock Ownership Guidelines” contained in this proxy statement. The Stock Ownership Guidelines for non-employee directors provide that beginning January 1, 2006, each non-employee director of Ceridian will own shares of Ceridian common stock, including restricted shares, equal to at least four times the annual Board retainer within five years of becoming a director of Ceridian. As of March 1, 2006, Messrs. Chabraja, LeMay, Lewis and White had satisfied such Stock Ownership Guidelines.

Share Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of Ceridian common stock by each stockholder who is known by us to own beneficially more than 5 percent of our outstanding common stock. Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated. The percentages below are based on the number of shares of Ceridian common stock issued and outstanding as of March 1, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Capital Research and Management Company	16,287,050	(1)	11.17%
The Growth Fund of America, Inc.
333 South Hope Street
Los Angeles, CA 90071
FMR Corp.	11,214,150	(2)	7.69%
Edward C. Johnson 3d
82 Devonshire Street
Boston, MA 02109
Janus Capital Management LLC	10,368,878	(3)	7.11%
151 Detroit Street
Denver, CO 80206
Harris Associates L.P.	10,234,218	(4)	7.02%
Harris Associates Inc.
Two North LaSalle Street, Suite 500
Chicago, IL 60602

(1)          Beneficial ownership as of December 31, 2005, as reported in a Schedule 13G dated February 6, 2006. These securities are deemed to be beneficially owned by Capital Research and Management Company as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. Represents sole power to dispose or to direct the disposition of 16,287,050 shares, sole voting power of 5,167,150 shares, and shared voting and shared dispositive power of 0 shares. The Growth Fund of America, Inc., an investment company, is advised by Capital Research and Management Company, is the beneficial owner of 9,219,900 shares or 6.32 percent, of which 9,219,900 represents sole voting power, and 0 shares represent shared voting power and sole or shared dispositive power.

(2)          Beneficial ownership as of December 31, 2005, as reported in a Schedule 13G dated February 14, 2006. These securities are beneficially owned by the named parties as a result of their direct and indirect ownership of Fidelity Management & Research Company and Fidelity Management Trust Company, which are both wholly owned subsidiaries of FMR Corp., and the previous ownership by Fidelity Management & Research Company of Fidelity International Limited. Fidelity Management & Research Company is the beneficial owner of 10,976,640 shares or 7.53 percent, as a result of acting as investment advisor to various investment companies (commonly referred to as “funds”). Each of Edward C. Johnson 3d, FMR Corp. (through its control of Fidelity Management & Research Company) and the funds has sole power to dispose of the 10,976,640 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ board of trustees. Fidelity Management Trust Company is the beneficial owner of 39,410 shares or 0.03 percent, as a result of its serving as investment manager of the institutional accounts. Each of

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power and sole power to vote or to direct the voting of over 39,410 shares. Fidelity International Limited (“FIL”) is the beneficial owner of 198,100 shares, or 0.14 percent. A partnership controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 38 percent of the total votes which may be cast by the holders of all FIL voting stock. FMR Corp. and FIL operate as separate independent corporate entities.

(3)          Beneficial ownership as of December 31, 2005, as reported in a Schedule 13G dated February 14, 2006. These securities are deemed beneficially owned by Janus Capital Management LLC. Janus Capital indirectly owns 77.5 percent of Enhanced Investment Technologies LLC (“INTECH”) and 30 percent of Perkins, Wolf, McDonnell and Company (“Perkins Wolf”). Janus Capital, INTECH and Perkins Wolf are registered investment advisors, each providing investment advice to several investment companies. Janus Capital beneficially owns 9,829,270 shares or 6.74 percent for which it has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of such shares. As a result of its role as an investment advisor, INTECH may be deemed to beneficially own 539,608 shares or 0.37 percent for which it has shared power to vote or direct the vote and shared power to dispose or direct the disposition of such shares.

(4)          Beneficial ownership as of December 31, 2005, as reported in a Schedule 13G dated February 13, 2006. These securities are beneficially owned by the named parties as a result of the named parties’ advisor and other relationships with the persons who own the shares. The Harris Associates Investment Trust owns 6,338,000 shares or 4.35 percent, and Harris Associates L.P. serves as investment advisor to this trust and has shared voting and dispositive power over these shares. Represents shared power to vote or direct the vote of 10,234,218 shares, sole power to dispose or to direct the disposition of 3,896,218 shares, and shared power to dispose or to direct the disposition of 6,338,000 shares.

STOCK PRICE PERFORMANCE GRAPH

The graph below compares the cumulative total return from April 2, 2001 to December 31, 2005 for our common stock, the S&P 500 Index and our peer group index of data services companies aligned to our Human Resource Solutions and Comdata business segments. Our common stock was wholly owned by Ceridian’s predecessor until all of our outstanding common stock was distributed to the stockholders of Ceridian’s predecessor in a tax-free spin-off transaction on March 31, 2001. As a result of the spin-off, our common stock did not trade on a regular way basis on the New York Stock Exchange until April 2, 2001. The peer group index of data services companies, weighted for market capitalization, consists of Automatic Data Processing, Inc.; Bisys Group, Inc.; Computer Sciences Corporation; Concord EFS, Inc. (prior to February 26, 2004, when it was acquired by First Data Corporation); DST Systems, Inc.; Equifax, Inc.; First Data Corporation; Fiserv, Inc.; and Paychex, Inc. The graph assumes the investment of $100 in each of our common stock, the S&P 500 Index and our peer group index on April 2, 2001, and the reinvestment of all dividends as and when distributed.

COMPARISON OF CUMULATIVE TOTAL RETURN
(CERIDIAN, THE S&P 500 INDEX AND THE PEER GROUP INDEX)

		Years Ending
	April 2,
	2001	2001	2002	2003	2004	2005
Ceridian Corporation	$100.00	$110.29	$84.82	$123.18	$107.53	$146.18
S&P 500 Index	100.00	101.22	78.85	101.47	112.51	118.04
Peer Group Index	100.00	121.58	89.06	100.58	108.76	114.70

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2005, we paid Deloitte and Touche LLP (“Deloitte”) approximately $1.9 million for rendering services to the company and the Audit Committee of our Board. Prior to joining Ceridian on February 18, 2005 as Executive Vice President and Chief Financial Officer, Douglas C. Neve was the lead partner from Deloitte in connection with the provision of non-audit services associated with our assessment of the effectiveness of our internal control over financial reporting. While a partner of Deloitte, Mr. Neve individually financially benefited via partnership distributions from the services provided by Deloitte to the Audit Committee and Ceridian. Deloitte has been, and we anticipate will continue to be, retained to provide non-audit services to the company in 2006.

DIRECTOR COMPENSATION

The following table summarizes the compensation paid to or earned by our non-employee directors during 2005. Directors who are employees of Ceridian are not separately compensated for their services as a director. As a result, Mr. Turner receives no compensation as a director.

	Cash Compensation	Stock-Based Awards
Name	Cash Portion of Annual Retainer and Committee Chair Fees ($)(1)	Restricted Stock in Lieu of Annual Retainer and Committee Chair Fees (#)(1)(2)	Deferred Restricted Stock Units in Lieu of Annual Retainer and Committee Chair Fees (#)(1)(2)	Stock Options (#)(3)	Restricted Stock Award to New Director(#)(4)
Nicholas D. Chabraja	$0	3,156	0	4,000	0
Ronald T. LeMay	31,000	1,440	0	4,000	0
George R. Lewis	41,000	1,440	0	4,000	0
L. White Matthews, III(5)	26,000	0	0	0	6,800
Alan F. White	26,000	1,440	0	4,000	0

(1)          In 2005, Ceridian’s annual Board retainer was $52,000 and, at the election of the director prior to the beginning of the year, between 50 percent and 100 percent of this annual retainer was paid in restricted stock, deferred restricted stock units or a combination of the two. A minimum of 50 percent of this annual retainer must be paid in restricted or deferred restricted stock units. Mr. Matthews became a director in July 2005 and, therefore, all of his annual retainer fees were paid in cash. In 2005, Ceridian also paid $5,000 to each of the chairs of the Compensation and Human Resources and Nominating and Corporate Governance Committees and $15,000 to the chair of the Audit Committee which may be taken in cash, restricted stock, deferred restricted stock units or any combination of the three. The amount shown in this column includes the cash portion, if any, of the annual Board retainer elected by the director to be paid in cash, as well as any committee chair fees elected by the director to be paid in cash.

(2)          Restricted stock and deferred restricted stock units awarded in lieu of the annual Board retainer and committee chair fees are non-transferable while the director serves on the Board and are subject to forfeiture on a pro rata basis if a director’s service on the Board terminates before December 31 in the year of grant other than following a change of control.

(3)          Upon re-election to the Board, each non-employee director received an annual option grant of 4,000 shares of common stock on the date of the 2005 Annual Meeting of Stockholders. The exercise price per share of each option granted was equal to the fair market value of one share of common stock on the date of grant. Each option became exercisable in full six months after the date of grant and expires ten years from the date of grant. The option vests immediately in the event of death or disability, if the non-employee director elects not to stand for re-election to the Board or upon a change of control. Mr. Matthews joined the Board in July 2005 after the 2005 Annual Meeting of Stockholders and, as a result, did not receive a stock option award in 2005.

(4)          Each newly elected non-employee director receives a one-time award of restricted stock. In 2005, the number of restricted shares was determined by dividing an amount equal to two and one-half times the then current annual Board retainer by the average closing price of a share of Ceridian common stock on the New York Stock Exchange for the 10 trading days prior to the effective date of the individual’s election to the Board, rounded to the nearest 100 shares. Twenty percent of the restricted shares vest on each anniversary of the date of grant, and the shares may not be transferred before they vest. The restricted shares vest immediately in the event of death or disability, if the non-employee director elects not to stand for re-election to the Board or upon a change of control.

(5)          Mr. Matthews became a director in July 2005.

In addition to the compensation described above, Ceridian reimburses directors for expenses incurred in attending Board and committee meetings. Also, non-employee directors may use the company’s aircraft for personal use. No non-employee director used the company’s aircraft for personal use in 2005.

In December 2005, the Board approved certain changes to the compensation program for non-employee directors to be effective January 1, 2006. Ceridian had not made significant revisions to the non-employee director compensation program since 1998, and the changes were made following a comprehensive study of the current director compensation practices of select peer companies. Effective January 1, 2006, the non-employee director compensation program generally provides for:

•       an annual Board retainer of $65,000 payable in cash, restricted stock or deferred restricted stock units to the same extent as the current annual Board retainer;

•       committee chair fees of $15,000 per year for the Audit Committee and $10,000 per year for the Compensation and Human Resources Committee and Nominating and Corporate Governance Committee payable in cash, restricted stock or deferred restricted stock units to the same extent as the current committee chair fees;

•       an 8,000 share annual stock option grant upon re-election to the Board, which option becomes exercisable over a three year period and expires on the fifth anniversary of the date of grant; and

•       a one-time restricted stock award for shares of common stock with a fair market value of $150,000 upon initial election or appointment to the Board.

REPORT OF AUDIT COMMITTEE

Membership and Role of the Audit Committee

The Audit Committee currently consists of George R. Lewis, L. White Matthews, III and Alan F. White. The Board has affirmatively determined that each member of the Audit Committee is an independent director and financially literate within the listing standards of the New York Stock Exchange and that Messrs. Lewis and Matthews each qualify as an “audit committee financial expert” within the meaning of Securities and Exchange Commission regulations. No members of the Audit Committee received any compensation from Ceridian during the last fiscal year other than director and committee chair fees.

The Audit Committee operates under a formal written charter adopted by the Board. A copy of the charter can also be found in the Corporate Governance section of Ceridian’s website located at www.ceridian.com. The Audit Committee charter is reviewed annually by the Audit Committee and any changes to its charter are approved by the Board.

Review of Ceridian’s Audited Consolidated Financial Statements for the Fiscal Year ended December 31, 2005

The following is the report of the Audit Committee with respect to Ceridian’s audited financial statements for the fiscal year ended December 31, 2005.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Ceridian for the fiscal year ended December 31, 2005 with Ceridian’s management, and senior executives within its internal audit department, and KPMG LLP, Ceridian’s independent registered public accounting firm, with and without management present. The Audit Committee has reviewed the results of auditor examinations, Ceridian’s internal controls and the quality of Ceridian’s financial reporting. The Audit Committee also reviewed Ceridian procedures and internal control process designed to ensure full, fair and adequate financial reporting and disclosure, including procedures for certifications provided by the Chief Executive Officer and Chief Financial Officer that are required in periodic reports filed with the

Securities and Exchange Commission. Management is responsible for the consolidated financial statements and reporting process, including systems of internal controls. KPMG LLP is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed with KPMG LLP its independence.

The Audit Committee adopted guidelines requiring review and approval by the Audit Committee of audit and non-audit services performed by KPMG LLP for Ceridian, a copy of which may be found in the Corporate Governance section of Ceridian’s website at www.ceridian.com.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that Ceridian’s audited consolidated financial statements be included in Ceridian’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee

George R. Lewis, Chair
L. White Matthews, III
Alan F. White

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The Audit Committee of the Board has selected KPMG LLP, our independent registered public accounting firm, to audit our accounts for the year ending December 31, 2006. KPMG LLP audited our accounts for the year ended December 31, 2005.

Representatives of KPMG LLP will attend the 2006 Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to stockholder questions.

Audit Fees

The following table sets forth the aggregate fees billed to Ceridian for the fiscal years ended December 31, 2005 and 2004 by KPMG LLP:

	2005	2004
Audit Fees	$3,518,000	$4,088,000
Audit Related Fees(1)	1,747,000	1,081,000
Tax Fees(2)	98,000	97,000
All Other Fees(3)	23,000	22,000
Total Fees(4)	$5,386,000	$5,288,000

(1)          Principally related to third-party reviews of transaction processing controls (SAS 70 reports) and audits of employee benefit plans.

(2)          Primarily related to transfer pricing and tax compliance matters.

(3)          Primarily related to international statutory filing matters.

(4)          All fees have been approved by the Audit Committee.

The Audit Committee considered whether the provision of these services is compatible with maintaining KPMG LLP’s independence and determined that it was compatible.

Auditor Fees Pre-Approval Policy

The Audit Committee has a formal policy concerning the approval of audit and non-audit services to be provided by Ceridian’s independent registered public accounting firm. A copy of this policy can be found on our website at www.ceridian.com in the Corporate Governance section. The policy requires that all services that Ceridian’s independent registered public accounting firm may provide to Ceridian, including audit services and permitted audit-related and non-audit related services, be pre-approved by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members who, in turn, must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. Requests or applications to provide services by our independent registered public accounting firm are submitted to the Audit Committee by both our independent registered public accounting firm and the Chief Financial Officer or Corporate Controller, and must include a joint statement as to whether, in their view, the request or application is consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Audit Committee pre-approved all audit, audit-related and non-audit services provided by KPMG LLP in 2005 and 2004 in accordance with its formal policy.

REPORT OF COMPENSATION AND HUMAN RESOURCES COMMITTEE

The Compensation and Human Resources Committee establishes and administers the company’s executive compensation program. The committee has direct oversight of the compensation and benefit programs for executive officers and certain other senior-level employees who have significant influence and responsibilities for operations and financial accounting. All committee members are independent directors as affirmatively determined by the Board of Directors pursuant to the New York Stock Exchange listing standards. Reports of the committee’s actions and recommendations are presented to the full Board of Directors following each meeting of the committee.

This report provides the philosophical principles, specific program elements and other factors considered by the committee in making decisions about executive compensation.

Compensation Philosophy

The committee’s guiding philosophy is to provide a compensation program that will attract, motivate, reward and retain top quality executive leadership for the company’s current and long-term success. To that end, the executive compensation program seeks to:

•       emphasize performance-based pay by rewarding superior performance with superior levels of compensation and imposing consequences for underperformance;

•       align the interests of senior management with the interests of stockholders through the use of equity compensation, further emphasized through stock ownership guidelines; and

•       compete appropriately with other companies by evaluating base salary and short- and long-term incentive pay against the external marketplace.

Each year the committee receives information regarding competitive compensation levels and practices for positions comparable to the company’s executive officer and senior-level positions. This information is obtained from nationwide compensation surveys compiled by nationally recognized compensation consulting firms. As a result, comparative compensation information is drawn from a broader range of companies than those included in the company’s peer group index utilized in the stock price performance graph contained in this proxy statement.

Base salary is targeted to approximate the 50th percentile of comparative market data. Total compensation (base salary, target annual cash incentive bonus and long-term stock incentive compensation) is targeted in a range between the 50th and 75th percentiles of comparative market data. Greater weight is given to an executive’s performance-based compensation (annual cash incentive bonus and long-term stock incentive compensation). The higher the level of responsibility an executive has, the greater the executive’s total direct compensation emphasizes performance-based compensation. The committee determines the performance goals for incentive compensation plans in conjunction with the Board’s approval of strategic and operating plans. The executive compensation program also accounts for individual performance, which enables the committee to differentiate among executives and emphasize the link between personal performance and compensation.

Components of Executive Compensation

The executive compensation program is composed of base salary, annual cash incentive bonus, long-term stock incentive compensation and certain executive benefits and perquisites. The committee annually reviews each compensation component for the “named executives” listed in “Executive Compensation—Summary Compensation Table” contained in this proxy statement, including a “tally sheet” review of the named executives’ total cash compensation, perquisites, retirement benefit contributions, retirement plan totals, and value of equity compensation.

Base Salary.   Determination of base salary is based on the committee’s assessment of the following factors:

•       responsibilities of the position;

•       executive performance and experience;

•       competitive practice; and

•       relative internal reporting relationships.

As discussed above, base salary is targeted to approximate the 50th percentile of comparative market data. The 2005 base salaries for the named executives were within the targeted range or below.

The amount of salary reflected in the Summary Compensation Table also includes an amount in lieu of fund financial planning, health and wellness programs, car expenses and other costs that are not otherwise provided by the company.

Annual Cash Incentive Bonus.   Executive officers and other senior-level employees are provided with an annual opportunity to earn cash incentive awards. The committee sets the named executive’s target annual incentive bonus percentage within the targeted range of the 50th to 75th percentile of comparative market data, as well as the individual performance goals for the named executive. The actual amount of the annual incentive bonus is subject to the discretion of the committee. The amount of any incentive payments can be impacted by significant external events, individual employment status and performance, and any unusual business events.

For 2005, the target bonus percentage for the named executives, excluding Mr. Turner, ranged from 40 percent to 80 percent of base salary, with the maximum possible bonus equal to between 60 percent to 110 percent of base salary. The bonus plan for each of the named executives was designed individually to address performance goals for 2005 unique to the area of responsibility of the executive. The criteria considered by the committee in assessing performance for Messrs. Krow, Nelson, Neve and Severson were:

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Krow was comprised of two financial and two non-financial components:  60 percent was dependent upon Comdata’s achievement of specified levels of pre-tax earnings; 20 percent was dependent upon the achievement of specified levels of gross billable fees at the Comdata’s Stored Value Systems division; 10 percent was dependent on the committee’s assessment of performance in the area of Six Sigma training and productivity goals; and 10 percent was dependent on the committee’s assessment of employee satisfaction goals.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Nelson was comprised of three financial and one non-financial components:  50 percent was dependent upon the achievement by Ceridian of specified levels of earnings per share; 20 percent was dependent upon the achievement by the U.S. Human Resource Solutions business of specified levels of pre-tax earnings; 10 percent was dependent upon the achievement by Ceridian of specified levels of “free cash flow” (cash flow from operations less capital expenditures); and 20 percent was dependent on the committee’s assessment of management development.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Neve was comprised of three financial and two non-financial components:  50 percent was dependent upon the achievement by Ceridian of specified levels of earnings per share; 20 percent was dependent upon the achievement by the U.S. Human Resource Solutions business of specified levels of pre-tax earnings; 10 percent was dependent upon the achievement by Ceridian of specified levels of free cash flow; 10 percent was dependent upon the committee’s assessment of the finance organization realignment; and 10 percent was dependent upon Ceridian’s performance in the area of Sarbanes-Oxley compliance.

•       The criteria for determining the amount of annual cash incentive bonus for Mr. Severson was comprised of two financial and two non-financial components:  30 percent was dependent upon the achievement by Ceridian of specified levels of earnings per share; 30 percent was dependent upon the achievement by the U.S. Human Resource Solutions business of specified levels of pre-tax earnings; 25 percent was dependent on the committee’s assessment of progress on the company’s top ten technology initiatives; and 15 percent was dependent on the committee’s assessment of management development.

For 2005, performance in all designated areas resulted in a bonus payment of 110 percent of base salary for Mr. Krow, 87 percent of base salary for Mr. Nelson, and 50 percent of base salary for Mr. Severson. Mr. Neve, hired in February 2005, was guaranteed a bonus payment of at least 80 percent of base salary. Based on the committee’s assessment of Mr. Neve’s performance in all designated areas, he was paid a bonus equal to 118 percent of his base salary paid in 2005.

Long-Term Stock Incentive Compensation.   The company’s long-term stock incentive compensation is in the form of stock options and restricted stock, granted annually to almost all officers and a significant number of key contributors based on their level of responsibility, ability to impact results and individual performance and experience. In tandem, these award vehicles are designed to retain key talent and to address the alignment of interests between the executive and stockholders by enhancing direct stock ownership.

For the named executives, the committee first determines the present cash value of the total long-term stock incentive award to be granted, then allocates the award into its components, with stock options targeted to deliver 65 percent of the long-term incentive value and restricted stock targeted to deliver the remaining 35 percent of the long-term incentive value. The stock options and restricted stock vest over three years and the stock options expire five years after the date of grant.

In 2005, long-term stock incentive awards made to the named executives were within the targeted range of the 50th to 75th percentile of comparative market data.

Executive Benefits and Perquisites.   The company maintains the Ceridian Corporation Deferred Compensation Plan that allows executives, including the named executives, to defer receipt of up to 100 percent of their salary and/or annual cash incentive bonus into investment accounts. Gains and/or losses on these accounts mirror the gains and/or losses on several different investment funds. The plan further provides that if a participant dies before his or her severance date or date of disability, his or her beneficiary will receive the full vested amount of the account plus an additional amount equal to two times the participant’s personal contributions. In addition, if Messrs. Turner, Krow, Nelson and Neve select the investment fund in the plan that mirrors Ceridian common stock, they receive a 15 percent premium incentive on that investment election.

Messrs. Turner and Severson participate in the company’s defined benefit pension plan, and Mr. Turner participates in certain supplemental retirement programs, including a split dollar life insurance arrangement, as further described under “Executive Compensation—Pension Plans” contained in this proxy statement. The company further provides supplemental restoration matching contributions for executives, including the named executives, whose qualified plan benefits through the company’s 401(k) plan are limited by IRS regulations. These restoration matching contributions for the named executives are identified in “Executive Compensation—Summary Compensation Table” contained in this proxy statement. In addition, for those named executives not participating in the company’s defined benefit pension plan, the company makes supplemental matching contributions into the company’s deferred compensation plan. These supplemental matching contributions for the named executives are identified in

“Executive Compensation—Summary Compensation Table” and further discussed under “Executive Compensation—Pension Plans—Supplemental Retirement Benefits” contained in this proxy statement.

The named executives receive certain miscellaneous benefits from the company, including long-term care insurance and enhanced short- and long-term disability programs, and are eligible for one additional week of vacation leave. Further, Messrs. Turner, Krow, Nelson and Neve may obtain an annual executive physical for themselves at company expense, and their spouses may also obtain an annual physical, the cost of which is income to the executive. The company also provides Messrs. Turner, Nelson and Neve with the use of company owned club memberships for business purposes and/or reimburses the cost of business use of individual owned club memberships. Any personal use of such club memberships is paid for by the executive or included as income.

In addition, non-employee directors, Mr. Turner and other senior or key personnel (authorized in advance by Mr. Turner) may use the company’s aircraft for personal use, which is income to the individual calculated at the Standard Industry Fare Level rates. The committee has approved a policy to calculate the incremental cost to the company of personal use of the company’s aircraft based upon the cost of fuel, trip related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs and other miscellaneous variable costs. Since the company’s aircraft is used primarily for business travel, the policy does not include the fixed costs that do not change based upon usage, such as pilots’ salaries, annual lease costs and cost of maintenance not related to trips. The aggregate incremental cost to the company of the personal use of the company’s aircraft is attributed to the individual for total compensation purposes. In addition, a spouse or other family member may accompany a director or executive on the company’s aircraft. Any additional direct incremental cost that is incurred by the company from the personal use of the company’s aircraft by a spouse or family member who may be accompanying a director or executive is attributed to that individual for total compensation purposes.

The aggregate incremental cost to the company of all perquisites received by each of the named executives in 2005 did not exceed $50,000.

Chief Executive Officer Compensation

The committee meets each year in executive session to evaluate the performance of the Chief Executive Officer, the results of which are used to determine his compensation.

In 2005, Mr. Turner did not receive an adjustment to his 2004 base salary of $725,000. In February 2005, Mr. Turner was granted a stock option for 288,495 shares and a restricted stock award for 48,080 shares, with a combined present value of $2,760,000 on the date of grant. Both awards vest over three years, and the stock option award expires after five years. This grant was considered to be within the targeted range of 50th to 75th percentile of comparative market data for long-term equity grants for similar positions.

For 2005, Mr. Turner’s target annual cash incentive bonus percentage was 110 percent of his base salary and his maximum annual incentive bonus percentage was 140 percent of his base salary. The criteria for determining the amount of annual cash incentive bonus for Mr. Turner was comprised of three financial and one non-financial components: 50 percent was dependent upon the achievement by Ceridian of specified levels of earnings per share; 20 percent was dependent upon achievement by the U.S. Human Resource Solution business of specified levels of pre-tax earnings; 10 percent was dependent upon the achievement by Ceridian of specified levels of free cash flow; and 10 percent was dependent on the committee’s assessment of management development. In February 2006, the committee awarded an annual cash incentive bonus to Mr. Turner for 2005 equal to 131 percent of his base salary based upon his performance in these areas.  Mr. Turner is also eligible for the executive benefits and perquisites described above.

The committee determined that Mr. Turner’s base salary, annual incentive bonus target percentage and long-term incentive compensation are in accordance with the philosophy and practices described in the previous sections. These determinations are based primarily on the committee’s evaluation of Mr. Turner’s performance and the company’s performance.

Stock Ownership Guidelines

Ceridian maintains Stock Ownership Guidelines for Ceridian’s executive officers. The Stock Ownership Guidelines provide that each executive should strive to own stock with a market value equal to a multiple of his or her base salary. The guidelines range from owning Ceridian stock valued at five times base salary for Mr. Turner, three times base salary for Messrs. Neve and Krow, and two times base salary for Messrs. Nelson and Severson. As of the end of 2005 and based upon Ceridian’s stock price on December 30, 2005, Messrs. Turner, Krow and Nelson had exceeded their stock ownership goals; and Messrs. Neve and Severson, both of whom were hired or promoted to their executive officer roles in 2005, had achieved more than 50 percent of their stock ownership goals. Messrs. Neve and Severson will each have until 2010 to attain their stock ownership goals. The committee is monitoring the named executives as they strive to meet their ownership guidelines.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the tax deduction for annual compensation paid to each of the named executives unless certain requirements are met. One of these requirements is that the individual compensation in excess of $1 million be based on attainment of performance goals established in the manner prescribed by Section 162(m). The committee supports the philosophy that a significant portion of the total compensation provided to an executive should be performance based. At the same time, the committee believes that it is important for the committee to retain the flexibility to tailor the base salary, annual cash incentive bonus and long-term stock incentive compensation components of the compensation program in the manner it believes to be most beneficial to the company and its stockholders. Therefore, the committee has not adopted a policy that all compensation must be deductible.

Compensation and Human Resources Committee

Nicholas D. Chabraja, Chair
Ronald T. LeMay

EXECUTIVE COMPENSATION

The following tables summarize the cash and non-cash compensation paid to or earned by our chief executive officer and the next four most highly compensated persons serving as executive officers as of December 31, 2005. These five individuals are referred to in this proxy statement as the “named executives.”

Summary Compensation Table

The following table summarizes the compensation for the past three years paid to or earned by the named executives:

					Long-Term
		Annual Compensation (1)			Compensation Awards
Name and Principal Position	Year	Salary($)(2)	Bonus ($)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(5)
Ronald L. Turner	2005	$770,000	950,000	$—	$873,133	288,495	$94,931	(6)
Chairman, President and	2004	761,346	—	—	898,780	262,280	104,551	(6)
Chief Executive Officer	2003	693,654	650,000	—	538,496	275,000	99,784	(6)
Gary A. Krow	2005	376,513	385,000	—	268,132	88,600	78,982
Executive Vice President	2004	347,924	360,000	—	245,178	71,530	69,869
and President of Comdata	2003	323,958	250,000	10,107	184,349	76,000	55,217
Gary M. Nelson	2005	330,077	271,000	6,175	161,896	53,485	49,569
Executive Vice President,	2004	307,000	100,000	37	163,452	47,690	54,000
Chief Administrative	2003	305,845	160,000	—	123,020	50,750	43,662
Officer, General Counsel
and Corporate Secretary
Douglas C. Neve(7)	2005	359,616	400,000	—	500,399	165,315	40,615
Executive Vice President and Chief Financial Officer
Robert J. Severson	2005	260,384	123,000	—	80,721	26,665	4,041
Senior Vice President,	2004	245,000	23,000	—	68,568	20,000	4,765
Corporate Technology	2003	239,646	83,049	—	64,675	26,665	4,238

(1)             Amounts shown in the “Salary” and “Bonus” columns include any compensation that may have been deferred by a named executive pursuant to the Ceridian Corporation Deferred Compensation Plan. The following named executives’ deferred salary and/or bonus in the following amounts into the Ceridian Corporation Deferred Compensation Plan in the past three years:

	Deferred Annual Compensation
	2005		2004		2003
	Salary	Bonus	Salary	Bonus	Salary	Bonus
Ronald L. Turner	$—	$185,000	$—	$—	$—	$243,750
Gary A. Krow	—	367,042	99,000	338,121	82,500	230,594
Gary M. Nelson	—	25,250	—	—	—	250
Douglas C. Neve	—	—	—	—	—	—
Robert J. Severson	30,000	119,412	30,000	20,000	30,000	74,182

(2)             Amounts shown in the “Salary” column include an amount in lieu of financial planning, health and wellness programs, car expenses and other costs that are not otherwise provided by the Company. Such amounts paid in 2005, 2004 and 2003 were:  Mr. Turner, $45,000; Mr. Krow, $25,000; Mr. Nelson, $17,000; and Mr. Severson, $15,000. Such amount paid to Mr. Neve in 2005 was $21,154.

(3)             The amounts shown in this column for Messrs. Krow and Nelson represent the market value of an additional credit of 15 percent paid by Ceridian on funds transferred or deferred by Messrs. Krow and Nelson into an investment fund that mirrors Ceridian common stock under the Ceridian Corporation Deferred Compensation Plan (such investments are referred to as “phantom shares”). The additional credit was determined by utilizing the closing price of Ceridian common stock on the New

York Stock Exchange on the date funds were transferred or deferred. The additional credit vests on the last day of the second calendar year that begins after the date that the funds were transferred or deferred.

(4)             The dollar amounts for restricted stock represent the fair market value of the shares subject to the awards on the date the awards were granted. All of these awards are contingent upon continued employment with Ceridian and one-third of the restricted shares vest on each of the first three anniversaries of the date of grant. As of December 31, 2005, the total number and value of each named executive’s unvested restricted stock holdings (based on the $24.85 closing market price of our common stock on December 30, 2005) were: Mr. Turner, 89,559 shares valued at $2,225,541; Mr. Krow, 26,938 shares valued at $669,409; Mr. Nelson, 17,033 shares valued at $423,270; Mr. Neve, 27,555 shares valued at $684,742; and Mr. Severson, 8,149 shares valued at $202,503.

(5)             The amounts shown in this column include (i) employer contributions to our 401(k) plans (“401(k) Match”), (ii) supplemental 401(k) restoration employer matching contributions of up to 4 percent of gross pay above government-imposed compensation limits for participants to our deferred compensation plan (“Restoration Match”), and (iii) supplemental employer matching contributions to our deferred compensation plan that vest in three years, as further described under “Executive Compensation—Pension Plans—Supplemental Retirement Benefits” contained in this proxy statement (“Supplemental Match”). The following table shows the amounts of the 401(k) Match, Restoration Match and Supplemental Match:

		401(k) Match	Restoration Match	Supplemental Match
Ronald L. Turner	2005	$3,150	$7,740	$—-
	2004	3,075	17,435	—-
	2003	3,000	12,743	—
Gary A. Krow	2005	8,400	20,061	50,521
	2004	8,200	15,090	46,579
	2003	8,000	10,406	36,811
Gary M. Nelson	2005	8,400	8,123	33,046
	2004	8,200	9,800	36,000
	2003	8,000	6,554	29,108
Douglas C. Neve	2005	8,400	5,138	27,077
	2004	—	—	—
	2003	—	—	—
Robert J. Severson	2005	3,150	891	—
	2004	3,075	1,690	—
	2003	3,000	1,238	—

(6)             The amount shown for each year also includes $84,041 of premiums paid by the company for an endorsed split dollar life insurance arrangement of which $5,386 in 2005, $4,289 in 2004 and $3,660 in 2003 represents the economic benefit of the term life portion of the premium.

(7)             Mr. Neve joined Ceridian on February 18, 2005 as an Executive Vice President and Chief Financial Officer.

Options to Purchase Common Stock Granted During 2005

The following table shows the numbers of options to purchase shares of Ceridian common stock that were granted during 2005 to the named executives.

Options/SARs Granted in 2005

	Individual Grants(1)
	Number of Securities Underlying Options/SARs	% of Total Options/SARs Granted to Employees in	Exercise or Base Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Granted (#)	Fiscal Year	($/Sh)(2)	Date	5% ($)	10% ($)
Ronald L. Turner	288,495	8.32%	$18.16	2/24/2010	$1,466,939	$3,195,832
Gary A. Krow	88,600	2.56%	18.16	2/24/2010	450,513	981,475
Gary M. Nelson	53,485	1.54%	18.16	2/24/2010	271,961	592,485
Douglas C. Neve	165,315	4.77%	18.16	2/24/2010	840,594	1,831,293
Robert J. Severson	26,665	0.77%	18.16	2/24/2010	135,586	295,384

(1)          All of the above options vest in cumulative annual one-third installments beginning one year after the date of grant. The exercisability of the above options will generally be accelerated (i) if an optionee’s employment is terminated due to death, disability or retirement or (ii) upon a change of control. The above options for Messrs. Turner, Krow, Nelson and Neve have a “reload” feature, meaning a reload option is granted when an option reported in this table is exercised and payment of the exercise price is made by delivery of previously owned shares of Ceridian common stock. Each reload option is granted for the number of shares of Ceridian common stock tendered as payment for the exercise price and tax withholding of the underlying option. The exercise price of a reload option is equal to the fair market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant. A reload option is exercisable in full on the date of grant and expires on the same date as the underlying option.

(2)          The per share exercise price of each option is equal to the market value (closing price on the New York Stock Exchange) of a share of Ceridian common stock on the date of grant.

(3)          These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of Ceridian common stock, overall market conditions and the optionees’ continued employment through the vesting period. The amounts represented in this table may not necessarily be achieved.

Exercises and Values of Options to Purchase Common Stock

The following table summarizes information regarding the exercise of options to purchase shares of Ceridian common stock during 2005 by the named executives, as well as the December 31, 2005 value of unexercised stock options held by the named executives.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(1)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Ronald L. Turner	202,020	$1,830,975	1,697,157	555,014	$14,756,096	$3,624,311
Gary A. Krow	173,468	1,481,067	420,049	161,619	3,265,762	1,058,237
Gary M. Nelson	83,502	575,016	359,074	102,194	2,953,403	668,441
Douglas C. Neve	—	—	0	165,315	0	1,105,957
Robert J. Severson	53,872	498,675	160,651	48,886	1,105,293	327,134

(1)          Represents the difference between the market value (closing price on the New York Stock Exchange) of Ceridian common stock on December 30, 2005 ($24.85) and the exercise price of in-the-money options, before payment of applicable income taxes.

Pension Plans

We maintain a voluntary, tax qualified, defined benefit pension plan for certain of our U.S. employees that is funded by employee and employer contributions. This plan has been closed to new participants since January 2, 1995. The amount of the annual benefit under the plan is based upon an employee’s average annual compensation during the employee’s highest consecutive five-year earnings period (final average pay) with our company (or our predecessor company) while participating in the plan. Because the Internal Revenue Code limits the annual benefit that may be paid from tax-qualified plans, such as our pension plan, a benefit equalization plan has been established to provide retirees participating in the pension plan with supplemental benefits so that they will receive, in the aggregate, the benefits they would have been entitled to receive under the pension plan had these limits not been in effect. A benefit protection trust has been established and partially funded to pay benefit equalization plan benefits to participants whose employment terminated after December 1, 1994. A separate benefit protection trust has also been established and partially funded for the benefits to be paid to Mr. Turner under the benefit equalization plan. Assets in each of these trusts remain subject to the claims of our general creditors in the event of our insolvency but otherwise will be used only to pay benefit equalization benefits and related expenses.

The following table shows estimated annual benefits payable under the pension plan and the benefit equalization plan to an employee who retires in 2006 at age 65:

Pension Plan Table

	Years of Credited Service
Final Average Pay	10	15	20	25	30
$ 200,000	$29,437	$44,156	$58,875	$73,594	$88,312
300,000	45,437	68,156	90,875	113,594	136,312
400,000	61,437	92,156	122,875	153,594	184,312
500,000	77,437	116,156	154,875	193,594	232,312
600,000	93,437	140,156	186,875	233,594	280,312
700,000	109,437	164,156	218,875	273,594	328,312
800,000	125,437	188,156	250,875	313,594	376,312
900,000	141,437	212,156	282,875	353,594	424,312
1,000,000	157,437	236,156	314,875	393,594	472,312
1,100,000	173,437	260,156	346,875	433,594	520,312
1,200,000	189,437	284,156	378,875	473,594	568,312
1,400,000	221,437	332,156	442,875	553,594	664,312
1,600,000	253,437	380,156	506,875	633,594	760,312

Benefit amounts in the Pension Plan Table above are computed assuming payments are made on the normal life annuity basis and not under any of the various survivor options. Benefits listed in the table are not subject to deduction for Social Security or other offset amounts.

Annual compensation for purposes of the pension plan and the benefit equalization plan consists of salary and any annual bonus paid during the year, less the amount contributed by the employee to the pension plan that year on a pre-tax basis. Compensation for 2005 covered by these plans for Messrs. Turner and Severson was $698,796 and $260,445, respectively. For purposes of the pension plan and the benefit equalization plan, an annual bonus is considered part of annual compensation in the year in which it is paid, rather than the year in which it was earned (the latter formulation being the basis on which amounts are reported in the Summary Compensation Table).

As of December 31, 2005, the years of credited service for Mr. Turner was 13 years and Mr. Severson was 28.35 years. If Messrs. Turner and Severson had retired on December 31, 2005, their final average pay would have been $1,190,424 and $301,633, respectively, which would have resulted in a total life time annual benefit under the pension and benefit equalization plans of $212,246 for Mr. Turner and $118,734 for Mr. Severson.

Messrs. Krow, Nelson and Neve are not eligible to participate in the pension plan or the benefit equalization plan.

Supplemental Retirement Benefits.   Mr. Turner’s employment agreement provides for a supplemental retirement benefit payable to him following termination of employment provided that he does not breach his confidentiality, non-compete, non-recruitment and non-disparagement obligations. This benefit will be paid in the form of a lump sum payment equal to the then present value of Mr. Turner’s normal monthly pension for his lifetime that starts during the fourth month after his employment is terminated.  If Mr. Turner is at least age 60 at the time of the payment, the monthly benefit will be one-twelfth of 2.5 percent of his final average pay for each year of service (including his service with Ceridian’s predecessor) through the year he reaches age 62 and 1.67 percent of his final average pay for each subsequent year of service, minus any payments he would receive under our pension plan and benefit equalization plan and any other defined benefit pension plan from a prior employer. If Mr. Turner is not at least age 60 at the time of the payment, the monthly benefit will be reduced. If Mr. Turner dies before the first day of the fourth month after his employment terminates, his surviving spouse will receive a reduced lump sum benefit. Mr. Turner’s estimated lump sum benefit payable at age 62 is approximately $3.2 million, less the amount of other defined benefit pension plan payments from other employers. This lump sum benefit amount assumes current defined benefit plan provisions, increases in Mr. Turner’s annual salary at a rate of approximately 4 percent per year through age 62, annual incentive bonus payments at target, and an interest rate of approximately 5 percent.

Mr. Turner also has an endorsed split dollar life insurance arrangement that has a supplemental retirement component that vests upon continued employment until age 60. The policy is owned by Ceridian and upon the death of Mr. Turner while he is employed by Ceridian, will provide a $3 million death benefit to the beneficiary named by Mr. Turner and the balance of any policy proceeds will be paid to Ceridian. If Mr. Turner leaves Ceridian before age 60, he would have the option to purchase the insurance policy by paying Ceridian the lesser of the cash surrender value of the policy or aggregate premiums paid by Ceridian on the policy less the aggregate amount of the economic benefit previously attributed to Mr. Turner. If Mr. Turner leaves Ceridian after age 60 or following a change of control of Ceridian, Ceridian will assign all of its interests and rights to the program to Mr. Turner. As of December 31, 2005, the cash surrender value of this policy was $306,012.

On December 31 of each year, Messrs. Krow, Nelson and Neve are eligible to receive a supplemental employer matching contribution in an amount equal to 8 percent of their eligible pay (base salary plus any bonus paid for the given year up to a maximum of “target” bonus). Such supplemental employer matching contributions are paid to the named executives’ accounts in the Ceridian Corporation Deferred Compensation Plan. To receive this supplemental benefit, Messrs. Krow, Nelson and Neve must participate in the company’s 401(k) plan, and must contribute the maximum allowable dollar contribution to such plan in the given year. The annual contribution made by the company on behalf of Messrs. Krow, Nelson and Neve vests in three years after January 1 of the year of the contribution. Vesting of such supplemental contributions accelerates at the named executive’s retirement, death or disability or upon a change of control of the company.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

We have executive employment agreements with Messrs. Turner, Krow, Nelson and Neve.

Term.   The executive employment agreements have an initial three-year term and they automatically renew for successive additional one-year terms on each anniversary date of the agreement.

Payments upon Termination.   If we terminate an executive employment agreement without cause and a release of claims is signed by the executive, the terminated executive will be entitled to receive a lump sum payment equal to:

•       75 days’ of his annual base salary;

•       two years’ base salary plus the annual amount paid in lieu of financial planning, health and wellness programs, car expenses and other costs that are not otherwise provided by the company (three years for Mr. Turner); and

•       a proportionate share of the annual incentive bonus the executive would otherwise have received if he had remained employed with Ceridian for the full year in which termination occurred.

The executive employment agreements contain provisions providing payments if termination occurs due to death or disability.

In addition, the executive employment agreements provide for continued payment of certain insurance coverage for the executive and his spouse related to the payment of certain nursing home and home health care expenses upon retirement, death or termination without cause by Ceridian. Also, our executive employment agreement with Mr. Turner provides for the continuation of group benefits until age 65 if Mr. Turner retires. Our executive employment agreement with Mr. Turner also provides for certain supplemental retirement benefits described under “Executive Compensation—Pension Plans” contained in this proxy statement.

Change of Control Arrangements

The exercisability of stock options or the vesting of other awards under our stock-based compensation plans and the payment of benefits under the executive employment agreements described above, accelerate upon either a “change of control” of Ceridian or a “change of control termination” of the executive.

In addition, our defined benefit retirement plan provides that upon the occurrence of a change of control or a determination by our Board that a change of control may occur in the near future, if there are excess plan assets (that is, assets in excess of the present value of plan liabilities, determined as if the plan had terminated), the excess may be used to increase benefits in the manner and to the extent provided for in the retirement plan and as determined by our Board.

Also, the endorsed split dollar life insurance arrangement for Mr. Turner provides that if Mr. Turner is terminated as a result of a change of control termination Ceridian will transfer the policy and pay Mr. Turner an amount equal to the sum of:

•       three times the amount of the annual premiums paid under the policy; and

•       the amount of income tax that would be payable by Mr. Turner as a result of the transfer of the policy and the payment of three times the annual premiums.

The executive employment agreements provide that following a change of control termination of the executive, the executive will be entitled to receive a lump sum payment that is equal to (i) the prorated portion of the executive’s bonus that was earned at “target” levels for the year termination occurs, and (ii) three times the following:

•       twelve months base salary;

•       any bonus the executive would have received under all applicable Ceridian bonus plans for the year in which the termination occurs had “superior” goals been achieved;

•       the annual amount paid in lieu of financial planning, health and wellness programs, car expenses and other costs that are not otherwise provided by the company; and

•       highest annual amount of Restoration Match made by Ceridian on behalf of the executive into the Ceridian Corporation Deferred Compensation Plan in the last three years.

In addition, Messrs. Krow, Nelson and Neve will receive three times the highest aggregate amount of:

•       basic and performance matching contributions into Ceridian’s Savings and Investment (401(k)) Plan; and

•       Supplemental Match made by Ceridian on behalf of the executive into the Ceridian Corporation Deferred Compensation Plan in the last three years.

Mr. Turner will receive a pension supplement equivalent to the value of three additional years of age and service credit under Ceridian’s defined benefit pension plans (other than Mr. Turner’s supplemental retirement benefit pursuant to his employment agreement). If Mr. Turner’s supplemental benefit is paid before his sixtieth birthday, the reduction for early retirement will not be applied.

The lump sum payments made to the executives would be in lieu of any other severance payment specified in their executive employment agreements. In addition to the lump sum payments, the executives would each receive “gross-up” payments to put the executives in the same after-tax position as if no excise taxes under the Internal Revenue Code had been imposed.  Also, following a change of control termination, the executives will receive until age 65 similar group health and welfare benefits as the executive received immediately prior to the change of control.

For purposes of the discussion above, a “change of control” is generally defined as any of the following:

•       a merger or consolidation involving Ceridian if less than 60 percent of its voting stock after the business combination is held by persons who were stockholders before the business combination;

•       ownership by a person or group acting in concert of at least 20 percent of our voting securities, excluding acquisition by us, our benefit plans or acquisition by individuals reporting their ownership on Schedule 13G;

•       a sale of substantially all of our assets;

•       approval by our stockholders of a plan for the liquidation of our company;

•       specified changes in the composition of our Board; or

•       any other events or transactions that our Board determines constitute a change of control.

The term “change of control termination” refers to either of the following if it occurs within two years of a “change of control” of Ceridian:

•       termination of an executive’s employment by us for any reason other than conduct that constitutes fraud, theft or embezzlement of our assets, an intentional violation of law involving moral turpitude, or failure to follow our conduct or ethics policies; and

•       the executive terminates employment with Ceridian for “good reason,” which is generally defined as an adverse change in an executive’s responsibilities, authority, compensation, benefits or working conditions or a material breach by us of the executive’s employment agreement.

A change of control termination does not include termination of employment due to death or disability, but includes termination in anticipation of a change of control (whether or not the change of control actually occurs).

OTHER MATTERS

Ceridian Mailing Address

Our mailing address is 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Stockholder Proposals for 2007 Annual Meeting

All proposals of stockholders that are requested to be included in our proxy statement for the 2007 Annual Meeting of Stockholders must be received by our Corporate Secretary on or before November 24, 2006 to be included.

Any other stockholder proposals to be presented at the 2007 Annual Meeting of Stockholders must be given in writing to our Corporate Secretary and received at our principal executive offices no earlier than December 24, 2006 and no later than January 23, 2007. However, if the 2007 Annual Meeting is called for a date that is not within thirty days before or after May 11, 2007, stockholder proposals must be received no later than the close of business on the tenth day following the day on which notice of the date of the 2007 Annual Meeting was mailed or public disclosure of the date of the 2007 Annual Meeting was made, whichever happens first. The proposal must contain specific information required by our Bylaws, a copy of which may be obtained by writing to our Corporate Secretary, or may be found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.”

Director Nominations

The Nominating and Corporate Governance Committee is the committee of the Board responsible for determining the slate of director nominees for election by stockholders, which the committee recommends for consideration by the Board. The committee does not currently utilize the services of any third party search firm to assist in the identification or evaluation of Board member candidates. However, the committee has used such firms in the past and may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The Nominating and Corporate Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of Ceridian at the time nominees are considered. General criteria for director nominees can be found on our website at www.ceridian.com in the Corporate Governance section under the heading “Other Governance Information.”  In discharging its responsibility, the Nominating and Corporate Governance Committee will seek persons who demonstrate strength of character, independent thought, practical wisdom and mature judgment, who possess specific skills, expertise and experience to effectively complement the other members of the Board, and who are willing and able to devote the necessary time and attention to the affairs of Ceridian. The committee will consider these criteria for nominees identified by the committee, by stockholders, or through some other source.

In accordance with procedures set forth in our Bylaws, stockholders may propose nominees for election to the Board of Directors only after providing timely written notice to the Corporate Secretary, as provided above. The notice must set forth:

•       all of the information required under Securities and Exchange Commission rules in a proxy statement soliciting proxies for the election of directors;

•       the nominee’s business address and residence address; and

•       name and record address of, and number of shares of Ceridian common stock held by, the stockholder making the nomination.

The Nominating and Corporate Governance Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the general criteria set forth above and the specific needs of Ceridian at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet Ceridian’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Corporate Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the 2006 Annual Meeting of Stockholders. Any stockholder desiring to present a nomination for consideration by the Nominating and Corporate Governance Committee prior to our 2007 Annual Meeting of Stockholders must do so no earlier than December 24, 2006 and no later than January 23, 2007 in order to provide adequate time to duly consider the nominee and comply with our Bylaws.

Communication with Directors

You may contact any of our directors, including our Lead Director and any non-employee director, individually or as a group, by writing to them in c/o Ceridian Corporation, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425. Correspondence directed to more than one member of the Board of Directors will be distributed by the Corporate Secretary to those Board members.

Expenses of Solicitation

This solicitation of proxies is being made by Ceridian and we pay the cost of soliciting proxies. We also arrange with brokerage houses, custodians, nominees and other fiduciaries to send proxy material to their principals, and we reimburse them for their expenses. In addition to solicitation by mail, proxies may be solicited by our employees, by telephone or personally. No additional compensation will be paid for such employee solicitation. We have also retained Georgeson Shareholder Communications Inc. to assist with the solicitation of proxies for a fee estimated to not exceed $8,500, plus out-of-pocket expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the Securities and Exchange Commission reports of ownership regarding the common stock and other Ceridian equity securities. These persons are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based on a review of copies of the Section 16(a) reports received during the period from January 1, 2005 until February 14, 2006 and written representations from each of our directors and executive officers, all of our directors and executive officers complied with the applicable Section 16(a) filing requirements, except that Mr. Krow failed to timely file a Form 4 reporting a stock option exercise and sale of the underlying shares occurring on November 7, 2005, but such Form 4 was subsequently filed on November 14, 2005.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K (an annual filing with the Securities and Exchange Commission) for the year ended December 31, 2005 is included in this year’s Annual Report to Stockholders. Additional copies of this Form 10-K may be obtained without charge by writing to Ceridian Corporation, Attention: Stockholder Services Department, 3311 East Old Shakopee Road, Minneapolis, Minnesota 55425-1640.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote your shares of common stock by marking, signing, dating and promptly returning the enclosed proxy card in the postage paid envelope provided or by voting by telephone or the Internet.

By Order of the Board of Directors

Ronald L. Turner
Chairman, President and Chief Executive Officer
March 24, 2006
Minneapolis, Minnesota

CERIDIAN CORPORATION

PROXY CARD

This proxy is solicited on behalf of the Board of Directors of Ceridian Corporation for the
Annual Meeting of Stockholders on May 11, 2006.

The undersigned appoints Ronald L. Turner and Gary M. Nelson, and either of them, the proxies of the undersigned, with full power of substitution in each, to vote at the Annual Meeting of Stockholders to be held on May 11, 2006 and at any adjournment or postponement thereof all of the undersigned’s shares of Ceridian Corporation common stock held of record on March 14, 2006 in the manner indicated on the reverse side hereof, and with the discretionary authority to vote as to any other matters that may properly come before such meeting.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side.

This proxy, when properly signed, will be voted in the manner directed.

•                  Voting by Mail.  If you wish to vote by mailing this proxy, please sign, mark, date and return it in the enclosed postage-paid envelope.

•                  Voting by Telephone.  If you wish to vote by telephone, please follow the instructions on the reverse side of this card.  If you vote by telephone you do not need to return this card.

•                  Voting by Internet.  If you wish to vote by Internet, please follow the instructions on the reverse side of this card.  If you vote by Internet you do not need to return this card.

CERIDIAN CORPORATION
P.O. BOX 11290
(Continued, and to be signed and dated on the reverse side)	NEW YORK, N.Y. 10203-0290

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						•	Mark, sign and date your proxy card.
•	Go to the website address listed		•	Use any touch-tone telephone.		•	Detach card from Proxy Form.
	above.	OR	•	Have your Proxy Form in hand.	OR	•	Return the card in the postage-paid envelope
•	Have your Proxy Form in hand.		•	Enter the Control Number located in the			provided.
•	Enter the Control Number located			box below.
	in the box below.		•	Follow the simple recorded instructions.
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Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you have marked, signed and returned the proxy card.  If you have submitted your proxy by telephone or the Internet there is no need for you to mail back your proxy.

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(Please sign, date and return this proxy card in the enclosed envelope.)	☒ Votes MUST be indicated (X) in Black or Blue ink.

1. Election of Directors:
FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS	☐

Nominees:	01) - Nicholas D. Chabraja, 02) - Ronald T. LeMay,
03) - George R. Lewis, 04) – L. White Matthews III,
05) - Ronald L. Turner, 06) - Alan F. White

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